EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS SECOND QUARTER FISCAL 2024 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

Results reflect challenging economic conditions as well as decline in sales to semiconductor wafer fab customers and project delays across the Company’s GES business.

Backlog increased 2% over the past three months, which management believes indicates stabilizing demand.

Company implements new ownership requirements for outside directors.

LaFox, IL, JANUARY 10, 2024: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its second quarter ended December 2, 2023. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

"Although our second quarter results fell short of expectations, we are confident that our current pipeline of existing projects as well as new global opportunities within our GES business will drive significant long-term value for our company,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President.

“While we expect difficult economic conditions to remain over the near term, we believe the stabilization in our backlog, as well as recent customer indications, will support sequential revenue growth in the third and fourth quarters. Specifically, we anticipate improving sales trends within our GES business in the second half of fiscal 2024 to offset the continued weakness we are experiencing in the semiconductor wafer fab market. The expansion of our product roadmap for green energy solutions continues to add new customers and programs for wind, EV rail and other applications that take advantage of energy transition initiatives underway throughout the world. As we navigate a more challenging operating environment over the near-term, we are focused on controlling operating expenses, improving our operating cash flow, and prudently managing working capital requirements,” concluded Mr. Richardson.

Second Quarter Results

Net sales for the second quarter of fiscal 2024 decreased 33.0% to $44.1 million compared to net sales of $65.9 million in the prior year’s second quarter due to lower net sales in PMT, GES and Canvys. PMT sales decreased $9.3 million or 22.9% from last year’s second quarter primarily due to lower sales of manufactured products for the Company’s semiconductor wafer fabrication equipment customers. GES sales decreased $9.7 million from last year’s second quarter primarily due to lower sales of ultracapacitor modules for wind turbines as a result of the project-based nature of this product line. Canvys sales decreased by $2.8 million, or 27.7% primarily due to lower customer demand in North America. However, Canvys’ backlog increased reflecting higher overall demand. Richardson Healthcare sales were comparable for both the fiscal 2024 and fiscal 2023 second quarters as higher CT tube and parts demand offset lower system sales.

Gross margin was 28.4% of net sales during the second quarter of fiscal 2024, compared to 33.2% during the second quarter of fiscal 2023. Without the under absorption of the Company’s manufacturing facility, management estimates that the Company’s consolidated gross margin for the fiscal 2024 second quarter would have been 31.3%. PMT gross margin decreased to 28.5% from 34.5% due to product mix and $0.9 million of manufacturing under absorption. GES gross margin decreased to 29.2% from 33.9% due to product mix. Healthcare gross margin decreased to 14.8% in the second quarter of fiscal 2024 compared to 23.2% in the prior year’s second quarter as a result of a $0.3 million increase in manufacturing under absorption. Canvys’ gross margin increased to 33.5% from 29.7% because of product mix and lower freight costs.

Operating expenses were $14.5 million compared to $14.7 million in the second quarter of fiscal 2023. The decrease in operating expenses resulted from lower incentives expenses, partially offset by higher salaries and fringe expenses.

The Company reported an operating loss of $2.0 million for the second quarter of fiscal 2024 compared to operating income of $7.2 million in the prior year’s second quarter. Other expense for the second quarter of fiscal 2024, including interest income and foreign exchange, was $0.3 million, compared to other expense of $0.1 million in the second quarter of fiscal 2023.

Income tax benefit was $0.5 million or a 21.6% effective tax rate versus an income tax provision of $1.5 million or a 21.5% effective tax rate in the prior year’s second quarter.

Net loss for the second quarter of fiscal 2024 was $1.8 million compared to net income of $5.5 million in the second quarter of fiscal 2023. Net loss per common share (diluted) was $0.13 in the second quarter of fiscal 2024 compared to earnings per common share (diluted) of $0.39 in the second quarter of fiscal 2023.

Cash and investments were $22.8 million as of December 2, 2023 versus $24.1 million on September 2, 2023. The use of cash during the second quarter of fiscal 2024 primarily resulted from $1.5 million of capital expenditures related to the Company’s facilities and IT system. In the quarter, the Company’s Board of Directors created new ownership requirements for outside directors. This includes owning a minimum of $150,000 of our stock after a three-year period.

Financial Summary for the Six Months Ended December 2, 2023

•
Net sales for the first six months of fiscal 2024 were $96.7 million, a decrease of 27.5%, compared to net sales of $133.5 million during the first six months of fiscal 2023. Sales decreased by $18.9 million or 22.0% for PMT, $13.8 million or 66.3% for GES, $3.3 million or 16.2% for Canvys and $0.7 million or 11.8% for Richardson Healthcare.
•
Gross profit decreased to $29.8 million during the first six months of fiscal 2024, compared to $44.9 million during the first six months of fiscal 2023. As a percentage of net sales, gross margin decreased to 30.8% of net sales during the first six months of fiscal 2024, compared to 33.6% of net sales during the first six months of fiscal 2023, primarily because of product mix and manufacturing under absorption in PMT, as well as increased scrap expense and manufacturing under absorption in Healthcare, partially offset by a favorable product mix and lower freight costs in Canvys.
•
Operating expenses increased to $30.3 million for the first six months of fiscal 2024, compared to $28.9 million for the first six months of fiscal 2023. The increase in operating expenses resulted from higher employee compensation expenses.
•
Operating loss during the first six months of fiscal 2024 was $0.5 million, compared to operating income of $16.0 million during the first six months of fiscal 2023.
•
Other expense for the first six months of fiscal 2024, including interest income and foreign exchange, was $0.1 million, as compared to other expense of $0.5 million in the first six months of fiscal 2023.
•
The income tax benefit was $0.1 million or an effective tax rate of 16.5% for the first six months of fiscal 2024 compared to an income tax provision of $3.6 million or an effective tax rate of 23.4% during the first six months of fiscal 2023.
•
Net loss for the first six months of fiscal 2024 was $0.6 million, versus net income of $11.9 million during the first six months of fiscal 2023. Net loss per common share (diluted) was $0.04 for the first six months of fiscal 2024 compared to $0.83 earnings per common share (diluted) for the first six months of fiscal 2023.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on February 28, 2024, to common stockholders of record as of February 9, 2024.

CONFERENCE CALL INFORMATION

On Thursday, January 11, 2024, at 9:00 a.m. Central Time, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s second quarter fiscal 2024 results. A question-and-answer session will be included as part of the call’s agenda.

Participant Instructions

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on January 11, 2024, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on July 31, 2023, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. Nearly 55% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	December 2, 2023	May 27, 2023
Assets
Current assets:
Cash and cash equivalents	$22,769	$24,981
Accounts receivable, less allowance of $201 and $191, respectively	23,909	30,067
Inventories, net	116,951	110,402
Prepaid expenses and other assets	2,926	2,633
Total current assets	166,555	168,083
Non-current assets:
Property, plant and equipment, net	21,363	20,823
Intangible assets, net	1,767	1,892
Right of use lease asset	2,145	2,457
Deferred income taxes	4,476	4,526
Other non-current assets	182	267
Total non-current assets	29,933	29,965
Total assets	$196,488	$198,048
Liabilities
Current liabilities:
Accounts payable	$22,505	$23,535
Accrued liabilities	12,432	12,026
Lease liability current	1,033	1,028
Total current liabilities	35,970	36,589
Non-current liabilities:
Non-current deferred income tax liabilities	99	98
Lease liability non-current	1,112	1,429
Other non-current liabilities	666	612
Total non-current liabilities	1,877	2,139
Total liabilities	37,847	38,728
Stockholders’ Equity
Common stock, $0.05 par value; 12,227 shares issued and outstanding on December 2, 2023 and 12,140 shares issued and outstanding on May 27, 2023	611	607
Class B common stock, convertible, $0.05 par value; 2,052 shares issued and outstanding on December 2, 2023 and 2,052 shares issued and outstanding on May 27, 2023	103	103
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	71,936	70,951
Retained earnings	84,786	87,044
Accumulated other comprehensive income	1,205	615
Total stockholders' equity	158,641	159,320
Total liabilities and stockholders’ equity	$196,488	$198,048

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 2, 2023	November 26, 2022	December 2, 2023	November 26, 2022
Net sales	$44,130	$65,905	$96,711	$133,462
Cost of sales	31,588	44,054	66,905	88,584
Gross profit	12,542	21,851	29,806	44,878
Selling, general and administrative expenses	14,488	14,677	30,280	28,925
Loss (gain) on disposal of assets	70	(25)	70	(25)
Operating (loss) income	(2,016)	7,199	(544)	15,978
Other expense (income):
Investment/interest income	(86)	(78)	(157)	(103)
Foreign exchange loss	343	223	246	597
Other, net	18	(13)	50	(15)
Total other expense	275	132	139	479
(Loss) income before income taxes	(2,291)	7,067	(683)	15,499
Income tax (benefit) provision	(494)	1,518	(113)	3,626
Net (loss) income	(1,797)	5,549	(570)	11,873
Foreign currency translation gain (loss), net of tax	631	976	590	(1,339)
Comprehensive (loss) income	$(1,166)	$6,525	$20	$10,534

Net (loss) income per share:
Common shares - Basic	$(0.13)	$0.40	$(0.04)	$0.87
Class B common shares - Basic	(0.12)	0.36	(0.04)	0.78
Common shares - Diluted	(0.13)	0.39	(0.04)	0.83
Class B common shares - Diluted	(0.12)	0.35	(0.04)	0.75

Weighted average number of shares:
Common shares – Basic	12,226	11,918	12,198	11,816
Class B common shares – Basic	2,052	2,053	2,052	2,053
Common shares – Diluted	12,226	12,535	12,198	12,442
Class B common shares – Diluted	2,052	2,053	2,052	2,053

Dividends per share:
Common share	$0.060	$0.060	$0.120	$0.120
Class B common share	0.054	0.054	0.108	0.108

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Six Months Ended
	December 2, 2023	November 26, 2022	December 2, 2023	November 26, 2022
Operating activities:
Net (loss) income	$(1,797)	$5,549	$(570)	$11,873
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities:
Depreciation and amortization	1,116	893	2,114	1,776
Inventory provisions	192	124	277	195
Share-based compensation expense	283	213	766	524
Loss (gain) on disposal of assets	70	(25)	70	(25)
Deferred income taxes	51	27	46	28
Change in assets and liabilities:
Accounts receivable	1,790	(2,009)	6,252	(5,505)
Inventories	(3,069)	(7,658)	(6,220)	(18,126)
Prepaid expenses and other assets	(618)	774	(209)	(425)
Accounts payable	1,233	(699)	(1,132)	796
Accrued liabilities	1,502	(1,062)	378	1,147
Other	47	(49)	43	589
Net cash provided by (used in) operating activities	800	(3,922)	1,815	(7,153)
Investing activities:
Capital expenditures	(1,515)	(1,301)	(2,656)	(2,743)
Proceeds from sale of property, plant & equipment	—	193	—	193
Net cash used in investing activities	(1,515)	(1,108)	(2,656)	(2,550)
Financing activities:
Proceeds from issuance of common stock	15	1,517	342	2,902
Cash dividends paid on Common and Class B Common shares	(845)	(831)	(1,688)	(1,650)
Other	—	—	(119)	(69)
Net cash (used in) provided by financing activities	(830)	686	(1,465)	1,183
Effect of exchange rate changes on cash and cash equivalents	190	(183)	94	(869)
Decrease in cash and cash equivalents	(1,355)	(4,527)	(2,212)	(9,389)
Cash and cash equivalents at beginning of period	24,124	30,633	24,981	35,495
Cash and cash equivalents at end of period	$22,769	$26,106	$22,769	$26,106

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Second Quarter and First Six Months of Fiscal 2024 and 2023

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q2 FY 2024		Q2 FY 2023	% Change
PMT	$31,292		$40,585	-22.9%
GES	2,609		12,293	-78.8%
Canvys	7,291		10,079	-27.7%
Healthcare	2,938		2,948	-0.3%
Total	$44,130		$65,905	-33.0%

	YTD FY 2024		YTD FY 2023	% Change
PMT	$67,036		$85,939	-22.0%
GES	7,003		20,804	-66.3%
Canvys	17,180		20,492	-16.2%
Healthcare	5,492		6,227	-11.8%
Total	$96,711		$133,462	-27.5%

Gross Profit
	Q2 FY 2024	% of Net Sales	Q2 FY 2023	% of Net Sales
PMT	$8,905	28.5%	$14,011	34.5%
GES	761	29.2%	4,162	33.9%
Canvys	2,440	33.5%	2,995	29.7%
Healthcare	436	14.8%	683	23.2%
Total	$12,542	28.4%	$21,851	33.2%

	YTD FY 2024	% of Net Sales	YTD FY 2023	% of Net Sales
PMT	$20,416	30.5%	$29,546	34.4%
GES	2,341	33.4%	7,184	34.5%
Canvys	5,805	33.8%	6,261	30.6%
Healthcare	1,244	22.7%	1,887	30.3%
Total	$29,806	30.8%	$44,878	33.6%